NEWS FROM:                                                  EXHIBIT 99.1

GRIFFIN LAND & NURSERIES, INC.               CONTACT:
                                             ANTHONY GALICI
                                             CHIEF FINANCIAL OFFICER
                                             (860) 653-4541

GRIFFIN ANNOUNCES COMPLETION OF SHARE ACQUISITION AGREEMENT FOR THE SALE OF
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CENTAUR COMMUNICATIONS, LTD.
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NEW  YORK,  NEW YORK (FEBRUARY 27, 2004) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN") today announced that Griffin and the other principal shareholders of Centaur Communications, Ltd. ("Centaur") had executed a Share Acquisition Agreement providing for the sale of all of the A, B and C Ordinary Shares in Centaur. Griffin owns an approximately 35% interest (31% fully diluted) in Centaur, a United Kingdom magazine and information services publisher. Closing of the transaction, expected to take place in the first half of March, is subject to several contingencies, including the buyer, which is a shell corporation, securing the financing for the transaction through an offering of securities, and the separate offer by the buyer to acquire the remaining class of shares being declared unconditional.

Approximately 86% of the proceeds to Griffin would be in cash, with the balance to be in common stock of the buyer, which would be a newly public company quoted on the Alternative Investment Market of The London Stock Exchange. Griffin estimates that if completed, the sale of Centaur would result in an after-tax profit to Griffin in a range of in excess of $7.00 per share of Griffin's issued and outstanding common stock at current exchange rates and if all of the gain is currently recognized for accounting purposes.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

Forward-Looking  Statements:
This  Press  Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the closing of the sale of Centaur. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.


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